Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 27, 2012, with respect to the balance sheet of The Dayton Power and Light Company (DP&L) as of December 31, 2011, and the related statements of Results of Operations, Comprehensive Income/(Loss), Shareholder’s Equity and Cash Flows and the ‘‘Schedule II – Valuation and Qualifying Accounts’’ for the year ended December 31, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 14, 2014